Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Markforged Holding Corporation of our report dated March 15, 2024 relating to the financial statements, which appears in Markforged Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2024